Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G to which this Exhibit is attached is filed on behalf of each of them. Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached. Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEROF, the undersigned hereby execute this Joint Filing Agreement as of January 8, 2020.

J&A ALLIANCE HOLDINGS CORPORATION	/s/ Hiroki Moriyama
	Name:	Hiroki Moriyama
	Title:	Director, President and Secretary

GENERAL INCORPORATED ASSOCIATION J&A ALLIANCE	/s/ Yoshiyuki Koiwa
	Name:	Yoshiyuki Koiwa
	Title:	Representative Director

JAPAN POST HOLDINGS CO., LTD.	/s/ Hiroaki Kawamoto
	Name:	Hiroaki Kawamoto
	Title:	Managing Executive Officer

/s/ Yoshiyuki Koiwa
	Name:	Yoshiyuki Koiwa

/s/ Kenji Sano
	Name:	Kenji Sano